UKARMA CORPORATE/XFLOWSION PRODUCT BRAND(S) DEVELOPMENT PROPOSAL
Synthesis proposes to develop uKarma’s identity and internet brand applications, while simultaneously designing and developing the XFlowsion product branded for DRTV channel marketing, including:

Phase One: “Brand Creation” (October)	Program
uKarma Identity Development:	$10,000
- Visual/Static Brand Identity Design
- Traditional Business Form Applications
- Letterhead and Business Cards
- Visual/Kinetic Brand Identity Design
- Web Intro Apps
- Show Identity Signature
XFlowsion Brand Identity Development:	$12,000
- Name Generation
- Visual/Static Brand Identity Design
- Visual/Kinetic Brand Identity Design

Phase Two: “Brand Expansion” (October/November/December)
XFlowsion Core Packaging Development:	$45,000
- Exterior Master Package Design
- 7 DVD Exterior Packaging Designs plus Combo Pack
- 7 DVD Label Design
- DVD Authoring Designs
XFlowsion IP Collateral:	$12,500
- Diet Guide
- Exercise Guide
- Audio CD Packaging
- Host Welcome Letter

Phase Three: “Web Development” (December/January )
uKarma Web Page Development	$8,500
XFlowsion Web Product Chapter or Standalone Site	$6,000
- Site Logic Development for both
- Front-End Design Exploration for both
- Flash and HTML Programming for both
- Complete Content Delineation for both
SubTotal:	$94,000

Credit: initiation received	<$ 7,500>
Stock Investment	<$16,450>

Total:	$70,050

Creative Development	Included	Included
Creative direction, design exploration, refinement and execution, art direction and pre-production supervision.
Commissioned Art	TBD	TBD
Key art photography and/or illustration.
Production Art	Included	Included
Design refinement and composition of electronic master art files.

Fee Schedule:

$23,350	Due November 1, 2006

$23,350	Due December 1, 2006

$23,350
Due December 31, 2006 - provided that Synthesis has delivered to Ukarma by such date all deliverables due under this Agreement (unless such undelivered deliverable are only few in number, are not material to Ukarma’s needs and any such delay in delivery is due to reasons entirely beyond Synthesis’ control). Time is of the essence with respect to all such delivery obligations of Synthesis hereunder.

This program consists of the complete conceptual development of a brand extension for XFlowsion product, through to the development of all of the tools listed above. Pricing is based upon the whole program option. The initial $15,000 fee for the identity has been reduced to $10,000 based upon the whole program option. Pricing does not include the incidentals described in our standard terms of agreement which are attached. The final approved master art will be the sole ownership of Ukarma for unlimited and outright usage.

Synthesis agrees that all original works of authorship which are made by Synthesis (solely or jointly with others) within the scope of this BRAND DEVELOPMENT PROPOSAL and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101) and any similar laws of other jurisdictions, and that all such works shall be the sole property of uKarma and any and all copyrights in and to such works shall belong to uKarma. To the extent that any of the works of authorship are not deemed to be “works made for hire” for uKarma, Synthesis hereby assigns and agrees to assign to uKarma all proprietary rights, title and interest therein, in perpetuity throughout the world in all languages and formats, and in any and all media, whether now known or hereafter devised, without further compensation. Synthesis acknowledges that new rights to such works may come into being and/or be recognized in the future, and Synthesis intends to and does hereby grant and convey to uKarma any and all such new rights in and to such works. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Synthesis hereby waives such Moral Rights and consents to any action of uKarma that would violate such Moral Rights in the absence of such consent. Synthesis will confirm any such waivers and consents from time to time as requested by uKarma. Synthesis agrees to perform, during and after its engagement hereunder, all acts deemed necessary or desirable by uKarma to permit and assist it, at uKarma’ expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing any and all rights and/or assignment of any and all rights in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Synthesis hereby irrevocably designates and appoints uKarma and its duly authorized officers and agents, as Synthesis’ agents and attorneys-in-fact, with full power of substitution, to act for and on behalf and instead of Synthesis, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if done by Synthesis.

The non-prevailing party in any action shall reimburse to the prevailing party all of the prevailing party’s costs and expenses incurred in connection with such dispute (including, without limitation, reasonable attorneys’ fees and expenses and expert witness fees and expenses). In the event of any inconsistency between the terms of this Proposal and the attached “Terms of Agreement”, this Proposal shall control.

Synthesis             Date

uKarma                 Date

Synthesis Marketing & Communications. Inc.
308 ½ S. Catalina Avenue
Redondo Beach, CA 90277
Phone: 310-376-8093
Fax 310-376-8493

Terms of Agreement

Resource Allocation
Unless otherwise indicated, Client agrees to pay Synthesis 1/2 agreed upon fee upon initiation and 1/2 upon delivery of completed digital files. A 1.5% monthly service charge is payable on all overdue invoices.

Services
Services are estimated as accurately as possible and are based upon approximated agency time investment. Should Client changes result in additional costs, a revised estimate will be submitted for Client approval. No further work will be undertaken without this approval.

Revision Costs
If Client requests revisions after the Client has approved copy and design, which requested changes result in hard costs made necessary by conditions beyond the control of Synthesis, Client will be invoiced such hard costs. Such overtime and revisions will be invoiced as incurred, reconciled fully at the completion of the project and due within ten days.

Reimbursable Costs and Incidentals
Service bureau activities provided by Synthesis will be billed monthly, according to the attached price sheet. Services requested on a rush basis by Client will be invoiced 50% over the attached fee schedule. Out-of-pocket expenses such as long-distance phone calls, messengers, overnight deliveries, travel, travel expenses, freight, etc. will be invoiced at cost as incurred during the project. Payment is due within ten days from the billing date.

Per Diem Charges
Should, during the course of this project, any Synthesis personnel be required to travel for a period exceeding 24 hours, a per diem rate of $200 per person will be charged for that person’s absence from the office. All hotels and travel will be billed separately.

Ownership
- see Proposal -

Trademarks
If, during the course of a program, Synthesis develops an uncommissioned product or selling concept (outside the scope of the original contract), Synthesis will retain ownership of the copyright until Synthesis and Client agree upon a transaction fee for additional services rendered.

Cancellation
In the event of cancellation of this contract other than due to breach of contract by Synthesis, ownership of all copyrights and original Synthesis artwork shall be retained by Synthesis and a cancellation fee for work completed shall be paid by the Client. Cancellation fees are as follows (but not payable in the event of breach by Synthesis): 40% of original fee if canceled prior to completion of the concept or initial phase, 80% of the original fee if canceled any time after the concept development phase. All out-of-pocket expenses incurred up to cancellation date are due in full. In the case of retainer arrangements, the Client shall pay a minimum of 90 days cancellation or 80% of original contract, whichever is greater.

Arbitration Clause
Any controversy relating to this agreement, or the breach of this agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award tendered may be entered in any court having jurisdiction. The arbitration will be held in Los Angeles, CA before the American Arbitration Association. The prevailing party shall be entitled to all costs of arbitration including, but not limited to, reasonable attorney’s fees.